Exhibit 99.1

Morton’s Restaurant Group, Inc. Reports Results for First Quarter 2010

– First Quarter Revenues Increased 4.9% to $75.3 Million from $71.8 Million –

– Revenues for Morton’s Comparable Restaurants Increased 3.6% –

– Company Provides Guidance for Fiscal Second Quarter and Revised Full Year 2010 –

CHICAGO--(BUSINESS WIRE)--May 5, 2010--Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2010 first quarter ended April 4, 2010.

Financial results for the first quarter fiscal 2010 compared to the first quarter fiscal 2009

  Revenues increased 4.9% to $75.3 million from $71.8 million.
  Comparable restaurant revenues for Morton’s steakhouses increased 3.6%.
  GAAP net income from continuing operations was $1.2 million, or $0.07 per diluted share, for the three month period ended April 4, 2010 compared to a net loss from continuing operations of $(1.5) million, or $(0.10) per diluted share, for the three month period ended April 5, 2009.
  The first quarter of fiscal 2010 included a charge of $0.5 million related to the Company’s convertible preferred shares issued in connection with the fiscal 2009 settlement of certain wage and hour litigation. The first quarter of fiscal 2009 included a charge for unusual items aggregating $0.8 million after-tax, consisting of a partial write-off of deferred financing costs and a non-cash charge related to the tax treatment of the vesting of certain restricted stock awards.
  Adjusted net income from continuing operations was $1.8 million, or $0.11 per diluted share, for the three month period ended April 4, 2010 compared to adjusted net loss from continuing operations of $(0.7) million, or $(0.05) per diluted share, for the three month period ended April 5, 2009. (Refer to the reconciliation of adjusted net income (loss) to GAAP net income (loss) in the tables that follow.)

"The increase in comparable restaurant revenues began in December 2009 and continued throughout the first quarter. The slow but continuous improvement of business travel, conventions and entertaining is having a positive impact on our business. Morton’s remains focused on ensuring we deliver our brand promise daily by providing an exceptional dining experience for our guests. Our strong culture of excellence attracts and retains the best people in the industry. We remain focused on effective cost management while never compromising quality. Today, we offer more of the Morton’s experience than ever before. Our operations remain strong and we continue to build our brand through perfect execution, public relations and marketing. We are pleased to see the gradual improvement in this economy. Morton’s has always aimed to please our guests and we love throwing the greatest party every night as we serve ‘The Best Steak Anywhere,’" said Christopher J. Artinian, President and Chief Executive Officer of Morton's Restaurant Group, Inc.

Fiscal 2010 Financial Guidance

Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control and are highly dependent upon overall economic conditions. Please refer to the “Cautionary Note on Forward-Looking Statements” later in this press release in conjunction with this guidance. The current economic environment significantly increases the inherent uncertainty of guidance.

The Company currently expects second quarter of fiscal 2010 revenues to range between $70.0 million and $72.0 million, including increases in comparable restaurant revenues for Morton’s steakhouses of approximately 4% to 6% as compared to the second quarter of fiscal 2009. Second quarter diluted net income per share from continuing operations is expected to approximate $0.02 to $0.04. The expected effective tax rate for the second quarter of fiscal 2010 is not expected to exceed 26%.

The Company currently expects fiscal year 2010 revenues to range between $293.0 million and $298.0 million, which reflects an increase in comparable restaurant revenues for Morton’s steakhouses of approximately 3% to 5% as compared to fiscal 2009. Diluted net income per share from continuing operations for fiscal 2010 is expected to approximate $0.29 to $0.34. This range excludes the charge of approximately $0.5 million related to the Company’s convertible preferred shares issued in connection with the fiscal 2009 settlement of certain wage and hour litigation. The expected effective tax rate for fiscal 2010 is not expected to exceed 26%.

Development Activity

During fiscal 2010, the Company retrofit one Morton’s steakhouse in Rosemont, IL to include a Bar 12●21 and expanded the boardroom space in one Morton’s steakhouse in San Jose, CA.

Conference Call

A conference call and webcast has been scheduled for 5:30 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, May 5, 2010
Time:	5:30 p.m. ET (please dial in by 5:15 p.m.)
Dial-In #:	866-831-6247 U.S. & Canada
617-213-8856 International
Confirmation code:	27260201

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world's largest operator of company-owned upscale steakhouses. Morton's steakhouses have remained true to our founders' original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of May 5, 2010, the Company owned and operated 76 Morton's steakhouses located in 64 cities across 27 states, Puerto Rico and five international locations (Hong Kong, Macau, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the 'Fountain of the Gods' at The Forum Shops at Caesars in Las Vegas, NV. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "estimates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, the Company's ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters, (iii) public health issues, including, without limitation risks relating to the spread of pandemic diseases and (iv) other risks detailed from time to time in the Company's most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company's business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Morton's Restaurant Group, Inc.
Consolidated Statements of Operations and Margin Analysis - Unaudited
(Amounts in thousands, except per share data)

	Three Month Periods Ended
	April 4, 2010		April 5, 2009

Revenues	$75,322	100.0%	$71,778	100.0%

Food and beverage costs	22,661	30.1%	22,754	31.7%
Restaurant operating expenses	41,232	54.7%	39,436	54.9%
Pre-opening costs	104	0.1%	771	1.1%
Depreciation and amortization	2,498	3.3%	2,987	4.2%
General and administrative expenses	4,250	5.6%	4,542	6.3%
Marketing and promotional expenses	1,396	1.9%	1,605	2.2%
Charge related to legal settlements	540	0.7%	-	0.0%
Operating income (loss)	2,641	3.5%	(317)	(0.4%)

Write-off of deferred financing costs	-	0.0%	206	0.3%
Interest expense, net	953	1.3%	688	1.0%

Income (loss) before income taxes from
continuing operations	1,688	2.2%	(1,211)	(1.7%)

Income tax expense	433	0.6%	590	0.8%

Income (loss) from continuing operations	1,255	1.7%	(1,801)	(2.5%)

Discontinued operations, net of taxes	(14)	(0.0%)	(241)	(0.3%)

Net income (loss)	1,241	1.6%	(2,042)	(2.8%)

Net income (loss) attributable to
noncontrolling interest	34	0.0%	(272)	(0.4%)

Net income (loss) attributable to
controlling interest	$1,207	1.6%	$(1,770)	(2.5%)

Amounts attributable to controlling interest:
Income (loss) from continuing operations,
net of taxes	$1,221		$(1,529)
Discontinued operations, net of taxes	(14)		(241)
Net income (loss)	$1,207		$(1,770)

Basic net income (loss) per share:
Continuing operations	$0.08		$(0.10)
Discontinued operations	$-		$(0.01)
Income (loss) per share	$0.08		$(0.11)

Diluted net income (loss) per share:
Continuing operations	$0.07		$(0.10)
Discontinued operations	$-		$(0.01)
Income (loss) per share	$0.07		$(0.11)

Shares used in computing net income (loss) per share:
Basic	15,987.0		15,854.3
Diluted	16,731.6		15,854.3

Morton's Restaurant Group, Inc.
Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Share (Note 1)
(In thousands, except per share data)
	Three Month Periods Ended
	April 4, 2010		April 5, 2009
Net income (loss) from continuing operations attributable to
controlling interest, as reported	$1,221		$(1,529)
Net income (loss) attributable to noncontrolling interest	34		(272)
Income tax expense	433		590
Income (loss) before income taxes from continuing
operations, as reported	1,688		(1,211)

Adjustments (1):
Write-off of deferred financing costs (2)	-		206
Charge related to legal settlements (3)	540		-
Adjusted income (loss) before income taxes	2,228		(1,005)

Adjusted income tax expense	433	(4)	12	(5)
Net income (loss) attributable to noncontrolling interest	34		(272)

Adjusted net income (loss) from continuing operations
attributable to controlling interest	$1,761		$(745)

Adjusted diluted net income (loss) per share	$0.11		$(0.05)

Shares used in computing adjusted
diluted net income (loss) per share	16,731.6		15,854.3

(1)	The Company includes these adjusted calculations for the three month periods ended April 4, 2010 and April 5, 2009 because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	In the first quarter of fiscal 2009, the Company wrote-off deferred financing costs of $0.2 million pre-tax and $0.1 million after-tax related to the amendment of the Company's senior revolving credit facility that was executed on March 4, 2009.

(3)	In the first quarter of fiscal 2010, the Company recorded a $0.5 million charge related to the Company’s convertible preferred shares issued in connection with the fiscal 2009 settlement of certain wage and hour litigation that received court approval in January 2010. The charge represents the change in the fair value of the share-based component as of the court approval date.

(4)	Based on management’s evaluation of certain factors, in the fourth quarter of fiscal 2009, the Company established a valuation allowance for all U.S. federal and state deferred tax assets. As a result, the Company has not recorded a tax benefit related to the adjustment in the table above for fiscal 2010 and, therefore, has not adjusted the tax expense.

(5)	In the first quarter of fiscal 2009, the Company recorded a non-cash charge of $0.7 million related to the tax treatment of the vesting of certain restricted stock awards. Also, in connection with the write-off of deferred financing costs, the Company recorded an income tax benefit of $0.1 million.

CONTACT:
Morton’s Restaurant Group, Inc.
Ronald M. DiNella, Senior Vice President, Chief Financial Officer
312-923-0030